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                                                                   Exhibit(d)(2)

                              KBII HOLDINGS, INC.
                        c/o Kohlberg & Company, L.L.C.
                               111 Radio Circle
                          Mt. Kisco, New York  10549

                               August ___, 2000

Addressees Attached
Hereto on Schedule A

     Re:  Certain Understandings Concerning Options

Ladies and Gentlemen:

     Reference is made to that certain Agreement and Plan of Merger dated August 10, 2000, (the "Agreement") by and among KBII Holdings, Inc. ("Acquiror"), KBII Acquisition Company, Inc. ("Sub"), and BI Incorporated ("Target") pursuant to which Sub shall be merged with and into Target and the separate corporate existence of Sub shall cease and Target shall be the surviving corporation (the "Surviving Corporation"). The purpose of this letter is to set forth certain understandings by and among Acquiror, Sub, Target, and the parties set forth on Schedule A hereto (collectively, the "Shareholders").
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     Pursuant to Section 2.9 of the Agreement, each Shareholder hereby agrees not to (i) exercise any vested options held by such Shareholder to purchase shares of Target common stock and which are specified on Schedule B attached
                                                         ----------
hereto, granted under the BI Incorporated 1991 Stock Option Plan, the BI Incorporated 1996 Stock Option Plan and 1999 Stock Option Plan (collectively, the "Options") or (ii) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Options owned by such Shareholder or any interest therein. Pursuant to Section 2.9 of the Agreement, all Options shall be forever canceled at no cost or liability to Acquiror, Sub, Target or the Surviving Corporation, except that each Shareholder shall receive options to purchase the stock in the Acquiror on the terms and in the amounts set forth on Schedule C attached hereto.
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     Acquiror agrees not to terminate its option plan until options are granted to the individuals set forth on Schedule D attached hereto with exercise
                                ----------
price(s) as set forth on such Schedule.

     In addition, Acquiror shall issue to each employee of Target who had Options with an exercise of at least $8.25, options to purchase stock in Acquiror with an exercise price equal to the initial price at which stock of the Acquiror is issued to Kohlberg & Co., L.L.C.

     The Surviving Corporation shall pay the Shareholders' legal fees for negotiating their employment and compensation arrangements with the Surviving Corporation not to exceed an aggregate total of $20,000.
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     Kindly indicate your acceptance by signing below.

                                        Sincerely,


KBII HOLDINGS, INC.                     KBII ACQUISITION COMPANY, INC.


By:                                     By:
   ----------------------------------       ------------------------------------
Name:                                   Name:
     --------------------------------        -----------------------------------
Title:                                  Title:
      -------------------------------         ----------------------------------
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                                   Schedule A

                                  Shareholders



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Dave Hunter


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Mckinley Edwards


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Jackie Chamberlin


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Steve Merrefield


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Jon Hinebauch
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                                   Schedule B



                                Rollover Options
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                                   Schedule C



                              Newly Issued Options